Exhibit 10.40

Jones Lang LaSalle 2300 Geng Road Suite 100 Palo Alto CA 94303 tel +1 650 815 2200 fax +1 650 815 2201
FIRST ADDENDUM TO SUBLEASE
THIS ADDENDUM IS DATED 24 September 2010 (Effective Date) by and between MILLIPORE CORPORATION, as successor in interest to Guava Technologies Inc. (SUBLESSOR) AND ANTHERA PHARMACEUTICALS, INC. (SUBLESSEE)
WHERAS, on or about August 1, 2008, Sublessor and Subleasee entered into a lease agreement for the sublease of real estate located at 25801 Industrial Drive, Hayward, CA (“Sublease”).
WHERAS, the parties desire to extend the term of the Sublease.
NOW THERFORE, the parties agree as follows:
1.	The term of the Sublease shall be extended until January 31, 2011.
     All other terms of the Sublease shall remain the same.
     Acceptance
Sublessor: Millipore Corporation

By:	/s/ Michael Galleno	Date:	October 8, 2010

Sublessee: Anthera Pharmaceuticals, Inc.

By:	/s/ Christopher Lowe	Date:	September 28, 2010